SALES CONTRACT

THIS CONTRACT, made as of this 29th day of June, 2001, by and between Interstate General Company, L.P. ("Seller") and Interstate Business Corporation, Inc. or assigns ("Purchaser").

WITNESSETH

NOW, THEREFORE, in consideration of the mutual covenants of Seller and Purchaser and for other good and valuable consideration, the receipt and sufficiency of which Seller Acknowledges, Seller and Purchaser agree as follows:

1.

Agreement of Sale and Purchase. Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, all of the outstanding Units in Pomfret, L.L.C. (the LLC), a Delaware limited liability company.

2.	Purchase Price. The total purchase price for the Property shall be Three Million Three Hundred Twenty Five Thousand Dollars ($3,325,000).

3.	Payment of Purchase Price. The total purchase price for the Property shall be paid as follows:

a. Purchaser acknowledges that the underlying land owned by the LLC is subject to a first deed of trust of $1 million due to First National Bank of St. Mary's, and a second deed of trust for $1 million due to Mercantile Mortgage Company. The Purchaser agrees to assume interest costs associated with these debts as of June 30, 2001.

b. Both deeds of trust referenced above shall be paid off in full at time of final payment, as described below.

c. Purchaser will execute a promissory note (at prime plus 1%) for the balance of the purchase price (purchase prices less deeds of trust remitted). The note will be due at the time of final payment, as described below.

d. Final payment shall occur within five business days of Purchaser closing its pending financing transaction.

4.

Title. The Property purchased hereunder shall be conveyed by Seller with good and marketable title of record and in fact, in fee simple, free and clear of all liens and encumbrances of any kind, except as described above.

5.	Settlement. The Purchaser agrees to settle on the Property no later than June 30, 2001. Settlement shall take place at the law offices of the Purchaser's choosing.

6.

Failure to Deliver Title. Should Seller be unable to deliver title in accordance with the provisions of this Agreement or any extension of time agreed upon by the parties, it is agreed that Purchaser's liability shall terminate; provided, however, that if the defects of title are of such nature that they can readily be remedied by legal action, such action shall be promptly undertaken by Seller, at its expense, and the time of Closing extended for a period not to exceed sixty (60) days for such action.

7.

Seller's Representations and Warranties. Seller represents and warrants that (i) it is the owner of record and in fact, legally and beneficially, of the Property, (ii) it has the right to sell the Property without the agreement of any other person, and (iii) it has title that is good and marketable, and not subject to any liens, encumbrances, leases, conditions, restrictions, rights of way, easements, or other matters affecting title, other than previously described, which would interfere with Purchaser's intended development of the Property.

8.	Purchaser's Representations and Warranties.

a. Purchaser is a corporation dully organized and validly existing under the laws of the State of Delaware and is qualified to do business in the State of Maryland.

b. Purchaser and its officers have full right and authority to execute this Purchase Agreement.

9.	Risk of Loss. The risk of loss or damage to the Property by fire or other casualty until the deed of conveyance is recorded is assumed by the Seller.

10.

Sole Agreement. This Agreement represents the complete understanding between the parties hereto and supersedes all prior negotiations, representations or agreements, either written or oral, as to the matters described herein. This Agreement may be amended only by a written instrument signed by both parties. No requirements, obligations, remedy or provision of this Agreement shall be deemed to have been waived, unless so waived expressly in writing, and any such waiver of any provision shall not be considered a waiver of any right to enforce such provision thereafter.

11.	Time of the Essence. Time shall be considered of the essence in the Agreement.

12.

Severability. If any provision of this Agreement shall be held violative of any applicable law or unenforceable for any reason, the invalidity or unenforceability of any such provision shall not invalidate or render unenforceable any other provision hereof which shall remain in full force and effect.

13.	Assignment. Purchaser shall not have the right to assign this Agreement without the consent of Seller, which consent shall not be unreasonably withheld.

14.

Successors, Assigns and Survival. The covenants, agreements, and conditions herein contained shall inure to the benefits of and bind the successors and acceptable assigns of the parties hereto. All representation, warranties, covenants and agreements set forth herein shall remain operative and shall survive the closing on the Property and the execution and delivery of the Deed and shall not be merged therein.

15.

Notice. All notices authorized or required herein shall be in writing and shall be sent by registered mail, return receipt requested, to Seller or Purchaser at their respective address as set forth below:

	Seller:	Interstate General Company, L.P. 222 Smallwood Village Center Waldorf, MD 20602 Attn: Paul Dillon

	Purchaser:	Interstate Business Corporation 222 Smallwood Village Center Waldorf, MD 20602 Attn: J. Michael Wilson

16.	Commissions. No real estate commissions are involved in respect to the sale and purchase of the Property described herein.

17.	Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective seals as of the day and year first above written.
WITNESS:	INTERSTATE GENERAL COMPANY, L.P.

/s/ Mary Louise Sanders	/s/ Paul Dillon
Paul Dillon, Vice President / CFO

WITNESS:	INTERSTATE BUSINESS CORPORATION

/s/ Mary Louise Sanders	/s/ J. Michael Wilson
J. Michael Wilson, President